Exhibit 99.1

Seven Stars Cloud Reports Full Year 2017

Financial Results

•   Full Year 2017 revenue of $144 Million (+310% vs. Restated FY 2016 and +3106% vs. Original FY 2016)

•   SSC is poised for strong revenue growth and positive EBITDA in 2018

•   SSC estimates that in Fiscal Year 2018, the Company will generate $280 million in revenue and $35 million in EBITDA

•   Earnings Release Conference Call to be held Monday April 2, 2018 at 8:00 a.m. ET

New York, NY, March 30, 2018 – Seven Stars Cloud Group, Inc. (NASDAQ: SSC) (“SSC” or the “Company”), announced today its Full Year 2017 operating results for the period ended December 31, 2017 (a full copy of the Company’s annual report on Form 10-K will also be posted at www.sec.gov).

Conference Call: SSC’s management, including Bruno Wu (Executive Chairman & CEO), Robert G. Benya (President, Director & Chief Revenue Officer), Simon Wang (CFO) and Jason Wu (Finance Director), will host an earnings release conference call at 8:00 a.m. on Monday, April 2, U.S. Eastern Time (8:00 p.m. on Monday April 2, Beijing/Hong Kong Time).

To join the webcast, please visit the ‘Events & Presentations’ section of the SSC corporate website (http://www.sevenstarscloud.com/events), or click http://sevenstarscloud.equisolvewebcast.com/q4-2017 or call the toll-free dial-in number: 877-407-3107; International callers should dial: 201-493-6796.

SSC FULL YEAR 2017 OPERATING RESULTS

Revenue for the year ended December 31, 2017 was $144.3 million as compared to $35.2 million for the same period in 2016, an increase of approximately $109.2 million, or 310% (2016 full year revenue was originally recorded as $4.5 million in the 2016 10-K, which when compared to 2017 full year revenue would have presented 2017 vs 2016 revenue growth of 3,106%. In January 2017, the Company completed acquisitions of SVG and Wide Angle, and considering these acquisitions were under common control under our CEO and Chairman Bruno Wu since November 10, 2016, the Company’s financials for the year 2016 have been adjusted to reflect ownership by the Company since November 10, 2016, when common control existed in accordance with US GAAP). The increase was mainly due to our new business lines acquired in January 2017, and to a lesser extent, one-time consulting services that we provided to certain customers. This increase was partially offset by a decrease of our legacy YOD business in the amount of $3.8 million, as the legacy YOD business shifts to a new exclusive distribution agreement with Zhejiang Yanhua Culture Media Co., Ltd., or Yanhua, which was announced in the fourth quarter of 2016.

Cost of revenues was $137.2 million for the year ended December 31, 2017, as compared to $35.6 million for the year ended December 31, 2016. Our cost of revenues increased by $101.6 million which is in line with our increase in revenues. Our cost of revenues is primarily comprised of costs to purchase electronic products and crude oil from suppliers in our supply chain business as well as the cost of sales from the Legacy YOD business which is primarily comprised of content licensing fees.

Gross profit for the year ended December 31, 2017 was approximately $7.2 million, as compared to a gross loss of $0.4 million during the same period in 2016. Gross profit ratio for the year ended December 31, 2017 was 5.0%, while in 2016, it was negative. The reason for the gross loss in 2016 was due to higher costs associated with the commercial electronic supply chain business as the Company looked to expand its customer base and sales volume. For the year ended December 31, 2017, gross margin for the electronic supply chain business increased to 2.7%, which contributed gross profit in the amount of $3.3 million.

Selling, general and administrative expense for the year ended December 31, 2017 was $12.8 million as compared to $10.9 million for the same period in 2016, an increase of approximately $1.9 million or 18%. The majority of the increase was due to 1) an increase in our sales and marketing expense in the amount of $1.6 million in order to introduce and promote our services to various new potential business partners; 2) an increase of approximately $0.9 million of share based compensation due to option and restricted shares units that the Company approved for grant to independent board members for their 2017 compensation (which included a significant increase in board related work during 2017 compared with prior years; 3) an increase in headcount and relevant traveling expenses in the amount of $1.1 million and 4) leasehold improvement disposal losses of approximately $0.7 million that were incurred when the Company canceled its purchase of our Beijing office building in 2017.

Professional fees are generally related to public company reporting and governance expenses as well as legal fees related to business transition and expansion. Our professional fees increased approximately by $1.8 million, or 125%, for the year ended December 31, 2017, compared with the same period in 2016. The increase in professional fees was related to an increase in audit service fees, which increased from $0.6 million in 2016 to $1.2 million in 2017. This increase can be primarily attributed to the non-recurring opening audit fess due to the auditor change as well as increasing legal, financial advisory, valuation and auditing service fees incurred in relation to acquisitions and general corporate business activity in 2017.

In 2016, the Company recognized an Earn-Out Share Award expense to Bruno Wu’s Sun Seven Stars of approximately $13,700,000, for reaching certain milestones and based on the fair value of common stock issued at the time. In 2017, no such expense was incurred.

Loss per share for 2017 was $0.16 as compared to loss per share of $0.73 in 2016.

Executive Chairman and CEO Bruno Wu stated, “2017 saw persistent operational improvements throughout the year with our business gaining strength, diversification and stability quarter after quarter. Sales were up substantially as the Company transitioned away from the old and began establishing the foundation for the future. Looking forward, SSC’s market opportunities in fintech-powered digital asset securitization are both significant and synergistic. Our ability to innovate and execute as we did in 2017 gives us the confidence to become a leader in the digital finance space, as we foresee customers and partners beginning to recognize our platform innovations and market leadership. The Company executed the first phase of its strategic and integration plan by acquiring, investing in, or partnering with firms focused on Artificial Intelligence, Blockchain and Alternative Trading System platforms. Now, SSC is poised to launch the second phase of its strategic plan in 2018 and expects to introduce a Global Trading Partner Network that enables partners to list and trade financial products both cost effectively and seamlessly across the globe. With this plan in place, management remains focused not only on sustained revenue growth but increased and stronger margins all while continuing to evaluate all existing opportunities to create and maximize shareholder value.”

About Seven Stars Cloud Group, Inc. (http://www.sevenstarscloud.com/)

SSC is aiming to become a next generation Artificial-Intelligent (AI) & Blockchain-Powered, Fintech company. By managing and providing an infrastructure and environment that facilitates the transformation of traditional financial markets such as commodities, currency and credit into the asset digitalization era, SSC hopes to provide asset owners and holders a seamless method and platform for digital asset securitization, tokenization and trading. Separately, SSC is aiming to offer a closed supply chain trading ecosystem for corporate buyers and sellers designed to eliminate standard transactional intermediaries and create a more direct and margin-expanding path for principals.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

VP, Investor Relations

Seven Stars Cloud Group, Inc.

212-206-1216

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Seven Stars Cloud Group, Inc., Its Subsidiaries and Variable Interest Entities

CONSOLIDATED STATEMENTS OF OPERATIONS

	2017	2016

Revenue from third parties	$125,365,751	$35,185,508
Revenue from related party	18,973,054	-
Total revenue	144,338,805	35,185,508
Cost of revenue	137,188,353	35,551,198
Gross profit	7,150,452	(365,690)

Operating expenses:
Selling, general and administrative expenses	12,848,184	10,898,323
Research and development expense	406,845	-
Professional fees	3,153,697	1,400,139
Depreciation and amortization	306,801	505,028
Impairment of other intangible assets (Note 8)	216,468	2,018,628
Earn-out share award expense (Note 13)	-	13,700,000
Total operating expenses	16,931,995	28,522,118

Loss from operations	(9,781,543)	(28,887,808)

Interest and other income (expense):
Interest expense, net	(95,658)	(254,725)
Change in fair value of warrant liabilities	(112,642)	324,432
Equity in loss of equity method investees	(129,193)	(31,557)
Impairment of equity method investments	-	(38,448)
Others	(73,833)	57,017
Loss before income taxes and non-controlling interest	(10,192,869)	(28,831,089)

Income tax benefit	-	330,124

Net loss	(10,192,869)	(28,500,965)

Net loss attributable to non-controlling interest	357,268	2,092,991

Net loss attributable to Seven Stars Cloud shareholders	$(9,835,601)	$(26,407,974)

Basic and diluted loss per share	$(0.16)	$(0.73)

Weighted average shares outstanding:

Basic and diluted	61,182,209	35,998,001

Seven Stars Cloud Group, Inc., Its Subsidiaries and Variable Interest Entities

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016

ASSETS
Current assets:
Cash	$7,205,096	$3,761,814
Accounts receivable, net	26,962,085	9,522,151
Licensed content, current	16,958,149	124,319
Notes receivable	-	1,749,830
Inventory	216,453	203,697
Prepaid expenses	2,202,728	375,944
Other current assets	2,256,727	3,581,822
Total current assets	55,801,238	19,319,577
Property and equipment, net	113,993	4,963,725
Licensed content, non-current	-	17,593,528
Intangible assets, net	148,874	453,242
Goodwill	-	6,648,911
Long-term investments	6,975,511	6,654,664
Other non-current assets	-	112,643
Total assets	$63,039,616	$55,746,290

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND EQUITY
Current liabilities: (including amounts of consolidated VIEs without recourse to Seven Stars Cloud Group, Inc. See note 4)
Accounts payable	26,829,593	13,341,680
Advance from customers	222,350	1,350,054
Accrued interest due to a related party	20,055	557,918
Accrued other expenses	174,358	708,987
Accrued salaries	737,072	766,957
Payable for purchase of building	-	987,015
Amount due to related parties	45,639	1,060,817
Other current liabilities	625,942	934,480
Accrued license content fees	-	1,236,661
Convertible promissory note due to a related party	3,000,000	3,000,000
Warrant liabilities	-	70,785
Total current liabilities	31,655,009	24,015,354
Total liabilities	31,655,009	24,015,354
Commitments and contingencies: (Note 18)
Convertible redeemable preferred stock:
Series A - 7,000,000 shares issued and outstanding, liquidation and deemed liquidation preference of $3,500,000 as of December 31, 2017 and 2016, respectively	1,261,995	1,261,995
Equity:
Series E Preferred Stock - $0.001 par value; 16,500,000 shares authorized, nil and 7,154,997 shares issued and outstanding, liquidation preference of nil and $12,521,245 as of December 31, 2017 and December 31, 2016, respectively	-	7,155
Common stock - $0.001 par value; 1,500,000,000 shares authorized, 68,509,090 and 53,918,523 shares issued and outstanding as of December 31, 2017 and 2016, respectively	68,509	53,918
Additional paid-in capital	157,968,548	152,755,919
Accumulated deficit	(125,865,391)	(115,669,268)
Accumulated other comprehensive loss	(759,687)	(1,353,302)
Total Seven Stars Cloud shareholder’s equity	31,411,979	35,794,422
Non-controlling interest	(1,289,367)	(5,325,481)
Total equity	30,122,612	30,468,941
Total liabilities, convertible redeemable preferred stock and equity	$63,039,616	$55,746,290